Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-126811

June 5, 2007

iPATH EXCHANGE TRADED NOTES (ETNs)

Product List as of June 2007

iPATH COMMODITY ETNs

	TICKER	INTRADAY IV TICKER	PRIMARY EXCHANGE	YEARLY FEE*	SHORT SALES	MATURITY DATE
iPathSM Dow Jones–AIG Commodity Index Total ReturnSM ETN	DJP	DJP.IV	NYSE	0.75%	Yes	6/12/36
iPathSM S&P GSCITM Total Return Index ETN	GSP	GSP.IV	NYSE	0.75%	Yes	6/12/36
iPathSM S&P GSCITM Crude Oil Total Return Index ETN	OIL	OIL.IV	NYSE	0.75%	Yes	8/14/36

iPATH EMERGING MARKET ETN

	TICKER	INTRADAY IV TICKER	PRIMARY EXCHANGE	YEARLY FEE*	SHORT SALES	MATURITY DATE
iPathSM MSCI India IndexSM ETN	INP	INP.IV	NYSE	0.89%	Yes	12/18/36

iPATH EXCHANGE RATE ETNs

	TICKER	INTRADAY IV TICKER	PRIMARY EXCHANGE	YEARLY FEE*	SHORT SALES	MATURITY DATE
iPathSM EUR/USD Exchange Rate ETN	ERO	ERO.IV	NYSE	0.40%	Yes	5/14/37
iPathSM GBP/USD Exchange Rate ETN	GBB	GBB.IV	NYSE	0.40%	Yes	5/14/37
iPathSM JPY/USD Exchange Rate ETN	JYN	JYN.IV	NYSE	0.40%	Yes	5/14/37

iPATH STRATEGY ETN

	TICKER	INTRADAY IV TICKER	PRIMARY EXCHANGE	YEARLY FEE*	SHORT SALES	MATURITY DATE
iPathSM CBOE S&P 500 BuyWrite IndexSM ETN	BWV	BWV.IV	AMEX	0.75%	Yes	5/28/37

*

The investor fee is calculated cumulatively based on the Yearly Fee and the performance of the underlying index or currency exchange rate and increases each day based on the level of the index or currency exchange rate on that day. Because the investor fee reduces the amount of your return at maturity or upon redemption, if the value of the underlying decreases or does not increase significantly, you may receive less than the principal amount of your investment at maturity or upon redemption. For a more complete description of how the investor fee is calculated, please see the applicable product page and Pricing Supplement at www.iPathETN.com. Subject to requirements described in the prospectus, the Securities may be redeemed weekly with the issuer in large, institutional blocks (typically, 50,000 Securities). A one-time early redemption charge will apply when redeeming units of the iPathSM MSCI India IndexSM ETN.

With short sales, you risk paying more for a security than you received from its sale. An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

iPATH PRODUCT LIST

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A. (“BGINA”), assists in the promotion of the Securities. Barclays Global Investors, N.A. and Barclays Capital Inc. (“BCI”) are affiliates of Barclays Bank PLC.

iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, uncertain principal repayment, and illiquidity. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased. An investment in iPath ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer, and on the dates on which you may redeem them, as specified in the applicable prospectus. Sales in the secondary market may result in significant losses.

“Dow Jones,” “AIG®,” “Dow Jones–AIG Commodity Index Total ReturnSM,” “DJAIGCISM,” and “Dow Jones–AIG Commodity IndexSM” are registered trademarks or servicemarks of Dow Jones & Company, Inc., and American International Group, Inc. (“AIG”), as the case may be, and have been licensed for use for certain purposes by Barclays Bank PLC for the Securities. The Securities based on the Dow Jones–AIG Commodity Index Total ReturnSM are not sponsored, endorsed, sold or promoted by Dow Jones, AIG Financial Products Corp (“AIG-FP”), American International Group, or any of their respective subsidiaries or affiliates and none of Dow Jones, AIG, AIG-FP, or any of their respective affiliates or subsidiaries makes any representation regarding the advisability of investing in such products.

The MSCI indexes are the exclusive property of Morgan Stanley Capital International Inc. (“MSCI”). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by Barclays Bank PLC. The financial securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities. The Pricing Supplement contains a more detailed description of the limited relationship MSCI has with Barclays Bank PLC and any related financial securities. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

S&P GSCI™, S&P GSCI™ Index, S&P GSCI™ Total Return Index, S&P GSCI™ Crude Oil Total Return Index and S&P GSCI™ Commodity Index are trademarks or servicemarks of Standard & Poor’s and have been licensed for use by Barclays Bank PLC in connection with the Securities. The Securities are not sponsored or endorsed by Standard & Poor’s or any of its affiliates. The Securities are not sold by Goldman, Sachs & Co. or any of its affiliates, other than in its capacity as a dealer of the Securities. Neither Standard & Poor’s nor Goldman, Sachs & Co. nor any of its affiliates makes any representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the S&P GSCI™ or any of its subindexes to track general commodity market performance.

© 2007 BGINA. All rights reserved. iPath, iPath ETNs and the iPath logo are servicemarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. 4565-iP-0507 754-11SP-6/07

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